Exhibit 99.1

Adesto Technologies Announces

Third Quarter 2015 Financial Results

Revenue Increases 11.1% Year-over-Year; Gross Margin Reaches 45.2%

Sunnyvale, Calif., – Nov. 12, 2015 (GLOBE NEWSWIRE) – Adesto Technologies Corporation (NASDAQ: IOTS), a leading provider of application-specific, feature-rich, ultra-low power non-volatile memory products, today announced financial results for the third quarter ended September 30, 2015.

Third Quarter and Recent Highlights:

•	Revenue increased 11.1% year-over-year and 5.1% sequentially to $11.1 million;

•	Gross margin was 45.2%, compared to 36.9% in the third quarter of 2014 and 39.6% in the second quarter of 2015;

•	Adjusted EBITDA for the third quarter of 2015 was slightly higher than breakeven, compared to a loss of $1.2 million in the third quarter of 2014 and a loss of $0.7 million in the second quarter of 2015;

•	Secured 115 design wins for the first nine months of 2015, compared to 35 for the same period in 2014; and

•	Completed initial public offering in October, raising approximately $22.2 million in net proceeds.

“The increase in third quarter revenue was driven by an increasing number of design wins ramping into production across our end markets, in particular with our industrial and consumer customers,” said Narbeh Derhacobian, Adesto’s President and CEO. “Also in the quarter, gross margin improved 560 basis points sequentially and 830 basis points over the prior year period, primarily as a result of our product cost reduction initiatives.

“Our growing design win base reflects, we believe, the increasing demand for high-performance, low-power intelligent memory devices that consume less energy and extend battery life. These requirements are especially critical for connected devices and Internet of Things applications across a growing number of end markets. We remain focused on further expanding our differentiated product portfolio to meet the unique power and performance needs of our customers.

“Looking ahead, we believe that Adesto is well positioned to drive further revenue growth as we continue to ramp design wins with new and existing customers, benefit from the investments we have made in sales and marketing, and release new products specifically targeted at high-growth end markets.”

Third Quarter 2015 Results

Revenue in the three months ended September 30, 2015 was $11.1 million, an increase of 11.1% from $10.0 million in the third quarter of 2014 and an increase of 5.1% from $10.6 million in the second quarter of 2015. The increase in revenue was due to broad-based strength across Adesto’s end markets.

Gross margin in the third quarter of 2015 was 45.2%, compared to 36.9% in the third quarter of 2014 quarter and 39.6% in the second quarter of 2015. The increase in gross margin was primarily due to improvements in product cost structure.

GAAP net loss in the third quarter of 2015 was $1.1 million, or $1.90 per share, compared to GAAP net loss of $2.4 million, or $4.40 per share in the prior year quarter and GAAP net loss of $1.8 million, or $3.14 per share, in the prior quarter.

Adjusted EBITDA for the third quarter was slightly higher than breakeven, compared to a loss of $1.2 million in the third quarter of 2014 and a loss of $0.7 million in the second quarter of 2015.

On a non-GAAP basis, net loss in the third quarter of 2015 was $0.7 million, or $0.07 per share, compared to $1.9 million, or $0.20 per share in the third quarter of 2014 and $1.4 million, or $0.14 per share in the second quarter of 2015.

A reconciliation of our GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Business Outlook

For the fourth quarter of 2015, the Company expects revenue to range between $11.7 million and $12.0 million. Gross margin is expected to be between 43% and 45%, and operating expenses are expected to range between $6.3 million and $6.7 million.

Non-GAAP Financial Information

To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted EBITDA, non-GAAP net loss, non-GAAP net loss per share and non-GAAP weighted average shares outstanding. We believe these non-GAAP financial measures are useful in evaluating our past financial performance and future results. Our non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to help us evaluate growth trends, establish budgets, measure the effectiveness of our business strategies and assess operational efficiencies. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. Our non-GAAP financial measures include adjustments based on the following items:

•	Stock-based compensation expenses: We have excluded the effect of stock-based compensation expenses from our non-GAAP financial measures. Although stock-based compensation is an important part of our employees’ compensation affecting their performance, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

•	Amortization of acquisition-related intangible assets: We have excluded the effect of amortization of acquisition-related intangible assets from our non-GAAP financial measures. Amortization of acquisition-related intangible assets is a non-cash expense, and it is not part of our core operations. Investors should note that the use of acquisition-related intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well.

Our non-GAAP Financial Measures are described as follows:

•	Non-GAAP net loss and net loss per share. Non-GAAP net loss is net loss as reported on our consolidated statements of operations, excluding the impact of stock-based compensation, amortization of acquisition-related intangible assets. Non-GAAP net loss per share is non-GAAP net loss divided by non-GAAP diluted weighted average shares outstanding. Non-GAAP diluted weighted average shares outstanding was computed to give effect to the conversion of all outstanding convertible preferred stock which occurred in connection with our initial public offering in October 2015, as if conversion had occurred at the beginning of the period.

•	Adjusted EBITDA is net loss as reported on our consolidated statements of operations, excluding the impact of the same items excluded from the calculation of non-GAAP net loss as well as interest expense, depreciation and amortization, and our provision for income taxes.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of GAAP to Non-GAAP Financial Information.”

Conference Call Information

Adesto will host a conference call today at 7:00 a.m. Pacific Time to discuss its financial results. Investors and analysts may join the call by dialing 1-855-715-1006 and providing confirmation code 73137014. International callers may join the teleconference by dialing +1-440-996-5684 using the same confirmation code. The call will also be available as a live and archived webcast in the Investor Relations section of the Company’s website at http://www.adestotech.com.

A telephone replay of the conference call will be available approximately two hours after the conference call until Monday, November 16, 2015 at midnight Pacific Time. The replay dial-in number is 1-855-859-2056. International callers should dial +1-404-537-3406. The pass code is 73137014.

About Adesto Technologies

Adesto is a leading provider of application-specific, feature-rich, ultra-low power non-volatile memory products. The company has designed and built a portfolio of innovative products, including Fusion Serial Flash, DataFlash® and Conductive Bridging RAM (CBRAM®). CBRAM® is a breakthrough technology platform that enables 100 times less energy consumption than today’s memory technologies without sacrificing speed and performance. Founded in 2007 in Sunnyvale, CA, Adesto holds more than 100 patents with dozens more in process and is working with visionary companies across various industries to deploy its technology to the market. For more information, please visit http://www.adestotech.com.

Forward looking Statements

The statements in this release regarding demand for our products, as well as all statements under “Business Outlook” are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: market adoption of our CBRAM-based products; our limited operating history; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; our ability to manage our growth; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; and developments in the economy and financial markets.

For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, including the final prospectus related to our initial public offering, which are available on our investor relations Web site (ir.adestotech.com) and on the SEC’s Web site (www.sec.gov).

All information provided in this release and in the attachments is as of November 12, 2015, and stockholders of Adesto are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Adesto does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this November 12, 2015 press release, or to reflect the occurrence of unanticipated events.

ADESTO TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$5,337	$5,972
Accounts receivable, net	4,510	1,994
Inventories	6,981	7,453
Prepaid expenses	520	239
Deferred tax asset, current	291	291
Other current assets	2,268	1,095

Total current assets	19,907	17,044
Property and equipment, net	987	1,725
Deferred tax assets, non-current	1,862	1,861
Intangible assets, net	9,868	10,795
Goodwill	22	22

Total assets	$32,646	$31,447

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Revolving line of credit	$—	$4,273
Accounts payable	9,458	7,814
Income taxes payable	194	134
Accrued compensation and benefits	979	877
Accrued expenses and other current liabilities	1,932	1,334
Deferred tax liability, current	736	726
Term loan	5,042	6,476

Total current liabilities	18,341	21,634
Preferred stock warrant liability	463	122
Term loan	9,229	—
Deferred tax liability, non-current	1,453	1,453
Other liabilities, non-current	—	23

Total liabilities	29,486	23,232

Convertible preferred stock	78,467	78,467

Stockholders’ equity (deficit):
Common stock	—	—
Additional paid-in capital	4,119	3,912
Accumulated other comprehensive income	(146)	(3)
Accumulated deficit	(79,280)	(74,161)

Total stockholders’ equity (deficit)	(75,307)	(70,252)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$32,646	$31,447

ADESTO TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$11,143	$10,034	$31,433	$31,096
Cost of revenue	6,110	6,333	18,346	19,367

Gross profit	5,033	3,701	13,087	11,729

Operating expenses:
Research and development	3,217	3,456	9,313	11,375
Sales and marketing	2,126	1,735	6,189	5,368
General and administrative	919	639	2,589	1,809

Total operating expenses	6,262	5,830	18,091	18,552

Loss from operations	(1,229)	(2,129)	(5,004)	(6,823)

Other income (expense):
Interest expense, net	(336)	(189)	(822)	(611)
Other income (expense), net	494	(38)	783	5

Total other income (expense), net	158	(227)	(39)	(606)

Loss before provision for income taxes	(1,071)	(2,356)	(5,043)	(7,429)
Provision for income taxes	5	15	76	125

Net loss attributable to common stockholders	$(1,076)	$(2,371)	$(5,119)	$(7,554)

Net loss per share attributable to common stockholders
Basic and diluted	$(1.90)	$(4.40)	$(9.11)	$(14.01)

Weighted average number of shares used in computing net loss per share attributable to common stockholders
Basic and diluted	564,896	539,397	562,110	539,285

ADESTO TECHNOLOGIES CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in thousands, except for share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation from GAAP net loss to adjusted EBITDA:

GAAP net loss:	$(1,076)	$(2,371)	$(5,119)	$(7,554)
Stock-based compensation expense	85	127	197	204
Amortization of acquisition-related intangible assets	309	309	927	927

Non-GAAP net loss	(682)	(1,935)	(3,995)	(6,423)
Interest expense, net	336	189	822	611
Provision for income taxes	5	15	76	125
Depreciation and amortization	346	491	1,173	1,364

Adjusted EBITDA	$5	$(1,240)	$(1,924)	$(4,323)

Non-GAAP diluted net loss per share	$(0.07)	$(0.20)	$(0.41)	$(0.67)

Reconciliation of shares used in computing non-GAAP net loss per share:
Diluted shares:
Weighted-average shares used in calculating GAAP diluted net loss per share	564,896	539,397	562,110	539,285
Conversion of convertible preferred stock upon IPO	9,114,739	9,114,739	9,114,739	9,114,739

Weighted-average shares used in calculating non-GAAP diluted net loss per share	9,679,635	9,654,136	9,676,849	9,654,024

CONTACT:	Company Contact: David Viera Director, Corporate Communications
P: 408-419-4844
E: david.viera@adestotech.com

Adesto Technologies Investor Relations: Shelton Group Matt Kreps, Managing Director P: 214-272-0073 Leanne K. Sievers, Executive Vice President P: 949-836-4276 E: sheltonir@sheltongroup.com